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                                CIGNA FUNDS GROUP
                    c/o TimesSquare Capital Management, Inc.
                             900 Cottage Grove Road
                             Hartford, CT 06152-2215





July 27, 2000




VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street
Washington, DC 02549

Re:      CIGNA Funds Group
         (1933 Registration Act Number 2-29020)
         (1940 Act File Number 811-1646)
         -------------------------------

Ladies and Gentlemen:

CIGNA Funds Group requests, pursuant to Rule 477 under the Securities Act of 1933, that Post Effective Amendment No. 66 filed electronically on June 19, 2000 (reference accession number 0000950109-00-002559) be withdrawn.

The reason for this request is that the registrant does not wish to reprint its prospectus in order to insert the disclosure included in Post Effective Amendment No. 66.

Please contact me at 860.726.5576 with any questions or comments regarding this request.

Thank you.

Sincerely,

CIGNA Funds Group

/s/  Jeffrey S. Winer
     Its Attorney

Enclosure


c:       Lilly Chiu, Esq. via Facsimile
         (202.942.9627)